EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
($ amounts in millions)
Six Months Ended June 30, 2008 and 2007

	2008	2007

Income (loss) from continuing operations before income taxes	$(16.0)	$99.2

Less: Equity in losses of venture capital partnership investments	(0.1)	(0.8)

Add: Distributed earnings of venture capital partnership investments	0.6	0.2

Income (loss) from continuing operations before income taxes and equity in
undistributed earnings of venture capital partnership investments	$(15.3)	$100.2

Fixed Charges:
Interest expense on indebtedness(1)	$19.0	$21.1
Rental expense	0.4	0.6
Fixed charges, exclusive of interest credited on policyholder contract balances	$19.4	$21.7
Interest credited on policyholder contract balances	78.2	79.3
Total fixed charges, inclusive of interest credited on policyholder contract balances	$97.6	$101.0

Income from continuing operations before income taxes, equity in undistributed
earnings of venture capital partnership investments and fixed charges	$82.3	$201.2

Ratio of earnings to fixed charges	0.8	2.0

Additional earnings required to achieve 1:1 ratio coverage	$15.3	$—

SUPPLEMENTAL RATIO(2) — ratio of earnings to fixed charges exclusive of interest credited on policyholder contract balances:

Income (loss) from continuing operations before income taxes and equity in
undistributed earnings of venture capital partnership investments	$(15.3)	$100.2

Fixed Charges:
Total fixed charges, as above	$19.4	$21.7

Income from continuing operations before income taxes and equity in
undistributed earnings of venture capital partnership investments and fixed charges	$4.1	$121.9

Ratio of earnings to fixed charges	0.2	5.6

Additional earnings required to achieve 1:1 ratio coverage	$15.3	$—

(1) Interest expense on collateralized obligations is not included as these are non-recourse liabilities to Phoenix and the interest expense is solely funded by assets pledged as collateral consolidated on our balance sheet.

(2) This ratio is disclosed for the convenience of investors and may be more comparable to the ratios disclosed by other issuers of fixed income securities.